Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Tables

Form S-3
(Form Type)

Gulfport Energy Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

CALCULATION OF REGISTRATION FEE

		Title of Each Class of Securities to be Registered	Fee Calculation or Carry Forward Rule	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid		Primary Offering(1)
	Equity	Common stock, par value $0.0001 per share	Rule 456(b) and Rule 457(r)
	Equity	Preferred stock	Rule 456(b) and Rule 457(r)
	Debt	Debt Securities	Rule 456(b) and Rule 457(r)
	Other	Guarantees of Debt Securities	Rule 456(b) and Rule 457(r)
	Other	Warrants	Rule 456(b) and Rule 457(r)
	Other	Depository Shares	Rule 456(b) and Rule 457(r)
	Other	Share Purchase Contracts	Rule 456(b) and Rule 457(r)
	Other	Units	Rule 456(b) and Rule 457(r)
		Total Primary		(1)	(1)	(1)	(1)	(2)
Fees to be Paid		Secondary Offering
	Equity	Common stock, par value $0.0001 per share	Rule 457(c)	14,326,362(3)	(4)	$1,343,597,860.17 (5)	0.0000927	$124,560(5)
		Total Offering Amounts (Primary and Secondary)						$124,560
		Total Fees Previously Paid						0.00
		Total Fee Offsets						0.00
		Net Fee Due						$124,560

(1)	An indeterminate aggregate amount or number of securities of each class is being registered hereunder, as may from time to time be offered, at indeterminate prices. Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder. The indeterminate aggregate amount or number also includes such securities as may, from time to time, be issued upon conversion or exchange of securities registered hereunder, to the extent any such securities are, by their terms, convertible into or exchangeable for other securities.

(2)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is deferring payment of all of the registration fee. Pursuant to Rule 457(n) under the Securities Act, where the securities to be offered are guarantees of other securities which are being registered concurrently, no separate fee for the guarantees shall be payable.

(3)	Pursuant to Rule 416 under the Securities Act, the shares of common stock being registered hereunder include an indeterminate number of shares of common stock that may be issued in connection with the anti-dilution provisions or stock splits, stock dividends, recapitalizations or similar events.

(4)	With respect to the offering of shares of our common stock by selling security holders, the proposed maximum offering price per share will be delivered from time to time in connection with, and at the time of, a sale by the holder of such security.

(5)	Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee, based on the average of the high and low reported sales prices of our common stock on May 2, 2022, as quoted on The New York Stock Exchange.